EXECUTION VERSION
SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated August 26, 2017 (this “Agreement”), is entered into by and among the parties set forth on Schedule I hereto (each a “Principal Stockholder” and, collectively, the “Principal Stockholders”) and Birch Communications Holdings, Inc., a Georgia corporation (“BCHI”). The Principal Stockholders and BCHI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement.

RECITALS

A.           BCHI, Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), and Fusion BCHI Acquisition LLC, a Delaware limited liability company (“Merger Sub”), have entered into a Merger Agreement, dated as of the date hereof (as the same may be amended or modified, the “Merger Agreement”), providing, among other things, for the merger of BCHI with and into Merger Sub, a wholly owned subsidiary of the Company, and the issuance of common stock, par value $.01 per share, of the Company (the “Common Stock”) to the shareholders of BCHI, upon the terms and subject to the terms and conditions set forth in the Merger Agreement.

B.           On the date of this Agreement, each Principal Stockholder is the beneficial owner of certain Company Common Stock and Company Preferred Stock as set forth opposite such Principal Stockholder’s name on Schedule I (collectively, the “Shares”).

C.           The Shares comprise 10.5% of the issued and outstanding shares of Common Stock, and represent in the aggregate 9.8% of the votes entitled to be cast by the holders of Common Stock (the “Stockholders”) on matters on which such Stockholders are entitled to vote.

D.           As a condition to its willingness to enter into the Merger Agreement, BCHI has requested that the Principal Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.
Voting; Proxy.

(a)           Voting. Each Principal Stockholder hereby agrees that from and after the date hereof and until the earlier of (i) the termination of this Agreement in accordance with its terms, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time, (iv) with regard to any Principal Stockholder, the entry by the Company, without prior written consent of such Principal Stockholder, into any amendment or modification of the Merger Agreement which results in (A) a change which is materially adverse to such Principal Stockholder or (B) the extension of the Outside Date (except in accordance with Section 8.1(b)(i) of the Merger Agreement), or (v) the mutual written agreement of the parties hereto to terminate this Agreement (such earlier date, the “Expiration Date”), at any meeting of the Stockholders, however called, or at any adjournment thereof, or in any circumstance in which the vote, consent or other approval of the Stockholders is sought, such Principal Stockholder, if it is entitled to do so, shall appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and vote its Covered Shares, or cause its Covered Shares to be voted, (x) for approval of the Merger Agreement and any transactions contemplated thereby (including the Merger) and, subject to subclause (iv) above, for approval of any amendment to the Merger Agreement under Section 9.5 thereof and (y) against: (A) any Alternative Proposal, (B) any action that would reasonably be expected to result in (1) a breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (2) any of the conditions set forth in Article VII of the Merger Agreement not being satisfied or (C) any action that would prevent or materially delay or would reasonably be expected to prevent or materially delay, consummation of the Merger (clauses (x) and (y), the “Required Votes”). Except as explicitly set forth in this Section 1(a), nothing in this Agreement shall limit the right of any Principal Stockholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

(b)           Irrevocable Proxy.

(i)           From and after the date of this Agreement until the Expiration Date, each Principal Stockholder hereby irrevocably grants to, and appoints, BCHI, and any Person designated in writing by BCHI, and each of them individually, such Principal Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Stockholder, to vote all of the Covered Shares owned by such Principal Stockholder and entitled to vote as of the applicable record date or grant a consent or approval in respect of the Covered Shares owned by such Principal Stockholder and entitled to vote as of the applicable date, in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle BCHI or its designee to vote on the matters specified in the definition of Required Vote, and each such Principal Stockholder shall retain the authority to vote on all other matters.

(ii)           Each Principal Stockholder hereby represents and warrants to BCHI that any proxies heretofore given in respect of the Covered Shares owned by such Principal Stockholder are not irrevocable and that any such proxies are hereby revoked. Each Principal Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Principal Stockholder under this Agreement. Each Principal Stockholder hereby further affirms that the irrevocable proxy granted herein is coupled with an interest and, except as set forth in this Section 1(b), is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. Each Principal Stockholder hereby ratifies and confirms all actions that such irrevocable proxy may lawfully take or cause to be taken by virtue hereof. If for any reason the proxy granted herein is not irrevocable, each Principal Stockholder agrees to vote the Covered Shares owned by it and take such other required actions in accordance with Section 1(a).

(c)           No Obligation to Exercise Rights or Options. Nothing contained in this Agreement shall require any Principal Stockholder (or shall entitle any proxy of any Principal Stockholder) to convert, exercise or exchange any rights, options, warrants or convertible securities in order to obtain any underlying new Shares.

2.
No Disposition or Solicitation.

(a)           No Disposition or Adverse Act. Each Principal Stockholder hereby covenants and agrees that, from the date hereof until the earlier of the (i) the Expiration Date or (y) the date on which the Stockholder Approval is obtained, except as contemplated by this Agreement and the Merger Agreement, such Principal Stockholder shall not and shall cause its Representatives not to (without the prior written consent of BCHI, in its sole discretion), (i) Transfer any or all of the Covered Shares owned by such Principal Stockholder or any interest therein or enter into any Contract, including any option, with respect to any Transfer of any or all of the Covered Shares owned by such Principal Stockholder or any interest therein; other than (A)(1) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes, or (2) any Transfer to an Affiliate of such Principal Stockholder, but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms of this Agreement and written notice of such Transfer is delivered to BCHI pursuant to Section 8(e) hereof, (B) a Transfer pursuant to any trust or will of such Principal Stockholder or by the laws of intestate succession, or (C) a Transfer solely in connection with the payment of the exercise price or the satisfaction of any tax withholding obligations arising from the exercise of any rights, stock options or warrants or the conversion of any convertible securities, (iii) grant any proxy, power-of-attorney or other authorization with respect to any or all of the Covered Shares owned by such Principal Stockholder that is inconsistent with this Agreement, (iv) deposit any or all of the Covered Shares owned by such Principal Stockholder into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares owned by such Principal Stockholder or (v) agree to take any of the actions prohibited by the foregoing clauses (i)-(iv). Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 2(a) shall be null and void.

(b)           No Solicitation. Prior to the Expiration Date, each Principal Stockholder hereby agrees that such Principal Stockholder (solely in its capacity as a stockholder of the Company) shall not, and shall instruct and cause its Representatives and controlled Affiliates not to, directly or indirectly:

(i)           initiate, solicit or knowingly facilitate or encourage any inquiries, discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal;

(ii)           approve, endorse, recommend or enter into any Contract or agreement in principle, whether written or oral, with any Person (other than BCHI) concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar Contract concerning an Alternative Proposal (other than negotiating and entering into a confidentiality agreement as described in Section 6.3(a)(iii) of the Merger Agreement);

(iii)           conduct, engage in, continue or otherwise participate in any discussions or negotiations to facilitate any proposal that constitutes an Alternative Proposal;

(iv)           furnish any non-public information relating to the Company or any of the Company Subsidiaries to any third party that, to the knowledge of such Principal Stockholder, is seeking to make, or has made, an Alternative Proposal; or

(v)           resolve or publicly propose or announce to do any of the foregoing;

Notwithstanding the foregoing, nothing contained herein shall prohibit any Principal Stockholder or such Principal Stockholder’s Representatives or Controlled Affiliates from providing information or participating in any discussions or negotiations with respect to a possible stockholders’ consent or voting agreement in connection with an Alternative Proposal at such time (and to the extent) that the Company becomes permitted to take the actions set forth in Section 6.3(a)(ii) of the Merger Agreement with respect to such Alternative Proposal.

3.
Capacity

. Each Principal Stockholder is signing this Agreement solely in such Principal Stockholder’s capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect such Principal Stockholder (or any Representative of a Principal Stockholder) from exercising its fiduciary duties as a director or officer of the Company or any of its Subsidiaries or from otherwise taking any action or inaction in its capacity as a director and/or officer of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director and/or officer shall be deemed to constitute a breach of this Agreement; provided, that the foregoing shall not limit the obligations of such Principal Stockholder in its capacity as a director and/or officer of the Company under the Merger Agreement.

4.
Additional Agreements.

(a)           Certain Events. In the event of any share dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares by a Principal Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by such Principal Stockholder.

(b)           Stop Transfer; Legends. In furtherance of this Agreement, each Principal Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent, if any) to enter a stop transfer order with respect to all of the Covered Shares and to legend the certificates, if any, evidencing the Covered Shares. Each Principal Stockholder agrees that it will instruct the Company, as promptly as practicable after the date of this Agreement, to (i) make a notation on its records and give instructions to the transfer agent, if any, for the Covered Shares not to permit, during the Term, any Transfer of the Covered Shares and (ii) place (or cause the transfer agent for the Covered Shares to place) the legend described below on any certificates evidencing the Covered Shares; provided, that the Company’s transfer agent shall also be instructed that the stop transfer order (and all other restrictions) shall terminate on the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SUPPORT AGREEMENT, DATED AS OF AUGUST 26, 2017, AMONG THE HOLDER OF THIS CERTIFICATE AND BIRCH COMMUNICATIONS HOLDINGS, INC. AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH SUPPORT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

(c)           Commencement or Participation in Actions. Each Principal Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in, any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any duty of the Company Board in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby or (iii) making any claim against BCHI, Merger Sub or their Representatives or Affiliates in connection with the Merger Agreement or the transactions contemplated thereby, other than a claim to enforce the Merger Agreement in accordance with its terms.

(d)           Communications. Unless required by applicable Law, each Principal Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other public communication with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of BCHI. Each Principal Stockholder hereby agrees to permit the Company to publish and disclose, including in filings with the SEC, this Agreement and such Principal Stockholder’s identity and ownership of the Shares and the nature of such Principal Stockholder’s commitments, arrangements and understandings under this Agreement.

(e)           Additional Owned Shares. Each Principal Stockholder hereby agrees to notify BCHI promptly in writing of the number and description of any Additional Owned Shares acquired by such Principal Stockholder after the date of this Agreement and prior to the Expiration Date.

(f)           Waiver of Appraisal Rights and Actions. Each Principal Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Principal Stockholder may have under applicable Law, including under Section 262 of the DGCL, and will not exercise or permit any such rights of appraisal or rights of dissent to be exercised with respect to the such Principal Stockholder’s Shares.

(g)           Stockholders’ Agreement. Each Principal Stockholder covenants and agrees to enter into, and timely execute and deliver, the Stockholders’ Agreement at the Closing.

5.
Representations and Warranties of the Principal Stockholders. Each Principal Stockholder represents and warrants to BCHI as follows:

(a)           Title. Such Principal Stockholder is the sole beneficial owner of the Owned Shares reflected for such Principal Stockholder on Schedule I hereto. The Owned Shares that are reflected for such Principal Stockholder on Schedule I hereto constitute all of the Equity Interests in the Company owned of record or beneficially by such Principal Stockholder or its respective Affiliates on the date hereof (other than Equity interests that do not entitle the holder thereof to vote for the election of directors of the Company). Such Principal Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in this Agreement with respect to all of the Covered Shares that are owned beneficially, by such Principal Stockholder with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Except as permitted or required by this Agreement, the Covered Shares that are owned, or that are hereafter acquired, by such Principal Stockholder (and the certificates representing such shares, if any) are now, and at all times during the term hereof will be, or, in the case of Covered Shares acquired after the date hereof, at all times from the time such Covered Shares are acquired will be, held by such Principal Stockholder, free and clear of any and all Liens whatsoever on title, or restrictions on transfer or exercise of any rights of such Principal Stockholder (other than under applicable securities Laws, as created by this Agreement or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations).

(b)           Organization and Qualification. If such Principal Stockholder is an entity, such Principal Stockholder is duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c)           Authority. Such Principal Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Principal Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Principal Stockholder or, if such Principal Stockholder is an entity, its board of directors or managers or other corporate governing body or Person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)           Due Execution and Delivery. This Agreement has been duly executed and delivered by such Principal Stockholder and, assuming due authorization, execution and delivery of this Agreement by BCHI, constitutes the valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity).

(e)           No Filings; No Conflict or Default. Neither the execution and delivery of this Agreement by such Principal Stockholder nor the consummation by such Principal Stockholder of the transactions contemplated by this Agreement, nor compliance by such Principal Stockholder with any of the terms or provisions of this Agreement, will (i) if such Principal Stockholder is an entity, conflict with or violate any provision of the organizational documents of such Principal Stockholder, (ii) assuming that the consents referred to in Section 3.4 and Section 4.4 of the Merger Agreement are obtained and the filings referred to in Section 3.4 and Section 4.4 of the Merger Agreement are made, (A) violate, in any material respect, any Law or Order applicable to such Principal Stockholder or by which it is bound or affected or (B) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any Contract to which such Principal Stockholder is a party, or (iii) result in the exercisability of any right to purchase or acquire the Covered Shares of such Principal Stockholder.

(f)           No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Principal Stockholder, threatened, against or affecting such Principal Stockholder that would reasonably be expected to impair the ability of such Principal Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(g)           No Fees. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on Contracts made by or on behalf of such Principal Stockholder.

(h)           Receipt of Merger Agreement; Reliance. Such Principal Stockholder has received and reviewed a copy of the Merger Agreement. Such Principal Stockholder understands and acknowledges that BCHI has entered into the Merger Agreement in reliance upon such Principal Stockholder’s anticipated execution, delivery and performance of this Agreement.

6.
Representations and Warranties of BCHI. BCHI represents and warrants to the Principal Stockholders as follows:

(a)           Organization and Qualification. BCHI is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b)           Authority. BCHI has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of its respective obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of BCHI or its board of directors are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)           Due Execution and Delivery. This Agreement has been duly executed and delivered by BCHI and, assuming due authorization, execution and delivery of this Agreement by the Principal Stockholders, constitutes a valid and binding obligation of BCHI, enforceable against BCHI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity).

(d)           No Filings; No Conflict or Default. Neither the execution and delivery of this Agreement by BCHI nor the consummation by BCHI of the transactions contemplated by this Agreement, nor compliance by BCHI with any of the terms or provisions of this Agreement, will (A) violate, in any material respect, any Law or Order applicable to BCHI or by which it is bound or affected or (B) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any Contract to which BCHI is a party.

7.
Termination.

The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the Expiration Date; provided that (i) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to its termination and (ii) this Section 7 and Section 8 shall survive any termination of this Agreement.

8.
Miscellaneous.

(a)           Entire Agreement. This Agreement (together with the Schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

(b)           No Assignment. Except as contemplated by Section 2(a), neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void, but no such assignment will release any assigning Party from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

(c)           Binding Successors. Each Principal Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by such Principal Stockholder and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise.

(d)           Amendments. Subject to compliance with applicable Law, the Parties may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective Parties.

(e)           Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given to a Party when delivered personally, sent via electronic mail (but only if followed by an express courier (with confirmation) on the next Business Day), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) at the following addresses, or email addresses (or at such other address or email address for a Party as will be specified by like notice):

If to BCHI, to:

Birch Communications Holdings, Inc.
c/o Birch Communications, Inc.
320 Interstate North Pkwy SE
Atlanta, Georgia 30339
Attention: Gordon P. Williams, Jr., Senior Vice President and General Counsel
Email: chuck.williams@birch.com

with a copy (which will not constitute notice) to:

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Attention: William B. Rowland
Email:  wbrowland@jonesday.com

If to any Principal Stockholder, to the address set forth below such Principal Stockholder’s name on Schedule I hereto.

(f)           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction will be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

(g)           Remedies. The Parties hereto agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated hereby and, without such rights, none of the Principal Stockholders or BCHI would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(h)           No Waiver. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(i)           No Third Party Beneficiaries. This Agreement is not intended to confer on any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder.

(j)           Governing Law. This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction).

(k)           Submission to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and, in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any Delaware state court sitting in New Castle County (together, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, and any appellate court hearing actions or proceedings therefrom, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(l)           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(l).

(m)           Construction. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. All the Schedules and Exhibits to this Agreement will be deemed part of this Agreement and included in any reference to this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(n)           Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

(o)           Expenses. Except as otherwise provided herein, each Party shall pay such Party’s own expenses incurred in connection with this Agreement.

(p)           No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in BCHI any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Principal Stockholders, and BCHI shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Principal Stockholders in the voting of any of the Covered Shares, except as otherwise provided herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(q)           Certain Definitions

. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means all shares of Common Stock that are owned of record and beneficially by the Principal Stockholders and acquired after the date hereof.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, the Company shall not be deemed an Affiliate of any Principal Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Owned Shares” means all shares of Common Stock that are owned beneficially by the Principal Stockholders as of the date hereof.

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each Contract, including any option, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BCHI:

BIRCH COMMUNICATIONS HOLDINGS, INC.

By: /s/ Gordon P. Williams
      Name: Gordon P. Williams
      Title: Senior Vice President and
                General Counsel

[Signature Page to Support Agreement]

PRINCIPAL STOCKHOLDERS:

MARVIN S. ROSEN

By: /s/ Marvin S. Rosen

MATTHEW D. ROSEN

By: /s/ Matthew D. Rosen

PHILIP D. TURITS

By: /s/ Philip D. Turits

MICHAEL J. DEL GIUDICE

By: /s/ Michael J. Del Giudice

JACK ROSEN

By: /s/ Jack Rosen

LARRY BLUM

By: /s/ Larry Blum

PAUL O’BRIEN

By: Paul O’Brien

WILLIAM RUBIN

By: /s/ William Rubin
[Signature Page to Support Agreement]

SCHEDULE I

Principal Stockholders and Common Stock Held

Principal Stockholder and Notice Information	Shares of Common Stock Beneficially Owned
Marvin S. Rosen c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	1,768,415
Matthew D. Rosen c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	137,075
Philip D. Turits c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	91,216
Michael J. Del Giudice c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	64,220
Jack Rosen c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	104,448
Larry Blum c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	49,251
Paul C. O’Brien c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	103,452
William Rubin c/o Fusion Telecommunications 420 Lexington Avenue, Suite 1718 New York, New York 10170	63,860